UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):  December 19, 2012

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2012, Supreme Industries, Inc. (the “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, a national banking association (the “Lender” and the “Administrative Agent”).

In addition, on December 19, 2012, in connection with the Credit Agreement, Supreme Indiana Operations, Inc. (“Supreme Indiana”) and certain other subsidiaries of the Borrower (collectively, the “Guarantors”) entered into a Subsidiary Guaranty Agreement in favor of Lender whereby the Guarantors agreed to guarantee the obligations of the Borrower owing under the Credit Agreement (the “Subsidiary Guaranty Agreement”).

Under the terms of the Credit Agreement, Lender agrees to provide to the Borrower a revolving line of credit of up to $45,000,000.  The term of this revolving line of credit is for a period ending on December 19, 2017.  The revolving line of credit bears interest at (i) LIBOR plus a margin which varies from 1.50% to 2.50% based upon a leverage ratio of total indebtedness to trailing four quarter EBITDA or (ii) the higher of (a) the prime rate and (b) the federal funds rate plus 0.50% plus a margin which varies from 0.50% to 1.50% based upon the debt to EBITDA leverage ratio.

Pursuant to the terms of the Credit Agreement, the Borrower, Administrative Agent, and one or more Lenders (if there are additional lenders other than the initial Lender) intend to establish a secured term loan facility which, (i) must be secured by real property and improvements reasonably satisfactory to Administrative Agent, and (ii) must provide, pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent, for one or more term loan commitments to make one or more term loans in an aggregate original principal amount of at least $10,000,000.  If the parties to the Credit Agreement do not establish the secured term loan facility before March 29, 2013, then the revolving credit commitment shall be permanently reduced by $10,000,000 effective as of March 29, 2013.

A portion of the amounts received in conjunction with the Credit Agreement has been used to repay in full all of the obligations of Borrower and certain of the Guarantors owing to Wells Fargo Capital Finance, LLC (the “Existing Lender”) under that certain Credit Agreement dated as of September 14, 2011, among Parent, its subsidiaries identified on the signature pages thereof as “Loan Parties,” and the Existing Lender (as amended, supplemented, or otherwise modified from time to time, (the “Existing Credit Agreement”).

A portion of the amounts received in conjunction with the Credit Agreement has been used to terminate a lease by exercising an option to purchase certain real estate and improvements located in the State of California which a subsidiary of Borrower had previously leased under a Lease Agreement, dated May 12, 2011, from BFG2011 Limited Liability Company, a New Jersey limited liability company (“BFG”).  The option purchase price was $4,100,000.  Supreme Indiana holds a 35.48% interest (4,950 Common Units) in BFG.  Messrs. William J. Barrett, Edward T. Flynn, and Herbert M. Gardner, all of whom are directors of the Borrower, hold a combined ownership interest in BFG in the amount of 64.52% (9,000 Preferred Units).

A portion of the amounts received in conjunction with the Credit Agreement has been used to terminate a lease by exercising options to purchase certain real estate and improvements located in the States of Indiana and Georgia which a subsidiary of Borrower had previously leased under two separate Lease Agreements, both dated July 25, 1988, from G-2 Ltd., a Texas limited partnership (“G-2”).  The option purchase prices were $3,568,426 and $1,826,160 for the Indiana and Georgia properties, respectively.  Supreme Indiana is the general partner of G-2 holding a one percent interest.  Messrs. Barrett, Robert J. Campbell, and Gardner, all of whom are directors of the Borrower, each hold ownership interests in G-2 in the amount of 12.375%, respectively.

Item 1.02 Termination of a Material Definitive Agreement.

The information presented in Item 1.01 hereof is hereby incorporated by reference in this Item 1.02.

On December 19, 2012, the Borrower and certain of the Guarantors terminated the Existing Credit Agreement and a related Security Agreement and General Continuing Guaranty dated September 14, 2011 by entering into the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information presented in Item 1.01 hereof is hereby incorporated by reference in this Item 2.03.  On December 19, 2012, the Borrowers received approximately $11,731,760 as an advance to pay off the Existing Credit Agreement and finance a portion of the California, Indiana, and Georgia property purchases.  The opening interest rate is 3.75%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: December 26, 2012	By:	/s/ Matthew W. Long
Matthew W. Long
Interim Chief Executive Officer
Chief Financial Officer
(Principal Financial and Accounting Officer)